 Exhibit 23.5

POTEN & PARTNERS

September 4, 2015

To:	Pyxis Tankers Inc.
59 K. Karamauli Street
15125 Marousi, Greece

Dear Sir/Madam:

Reference is made to the draft registration statement on Form F-4 4 (File No. 333-203598) (the “Registration Statement”) and the form of the proxy statement/prospectus (the “Prospectus”) of Pyxis Tankers Inc. (the “Company”) relating to the issuance of shares (the “Shares”) of common stock under the Securities Act of 1933, as amended, at par value $0.001 per share (the “Common Stock”) of the Company pursuant to the terms of the Agreement and Plan of Merger dated April 23, 2015 (the “Merger Agreement”) among the Company, Maritime Technologies Corp., a Delaware corporation (“Merger Sub”), Looksmart, Ltd., a Delaware corporation (“LS”) and Looksmart Group, Inc., a Nevada corporation, which provides for the merger (the “Merger”) of LS with and into Merger Sub, in which all shares of LS common stock outstanding at the effective time of the Merger are to be converted into the right to receive Common Stock equal to the LS Conversion Number (as defined in the Merger Agreement).of the Company’s securities.

We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in section of the Prospectus entitled “Product Tanker Industry & Market Conditions”. We further advise you that our role has been limited to the provision of such statistical data. With respect to such statistical data, we advise you that:

(i)	some information in our database is derived from estimates or subjective judgments;
(ii)	the information in the databases of other maritime data collection agencies may differ from the information in our database; and
(iii)	while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company and the reference to our firm in the section of the Prospectus entitled “Experts”.

Yours sincerely,

/s/ Erik Broekhuizen

Erik Broekhuizen